Company Contact:	IR Contact:
Joseph Dwyer	Matthew Hayden
AXS-One Inc.	Hayden Communications
201.935.3400	858.704.5065
jdwyer@axsone.com	matt@haydenir.com
or
Brett Maas
Hayden Communications
646-536-7331
brett@haydenir.com

For Immediate Release

AXS-ONE ENTERS INTO REVISED LOAN AGREEMENT WITH SILICON

VALLEY BANK

AMERICAN STOCK EXCHANGE NOTIFIES AXS-ONE INC.

THAT IT IS NONCOMPLIANT WITH A SECOND LISTING STANDARD

RUTHERFORD, N.J., July 20, 2007 – AXS-One Inc. (AMEX: AXO) announced today that it has signed a revised loan agreement with Silicon Valley Bank providing the Company with increased borrowing flexibility and financial covenant improvements. The loan provides for borrowing up to $2,500,000, based on 80% of eligible accounts receivable. The loan expires on April 1, 2008, bears interest at an annual rate of prime plus 0.25% and includes a collateral handling fee of 0.25% per month of the average monthly financed receivable balance. This loan amendment replaces all prior financial covenants with one covenant based on quarterly net loss levels.

Bill Lyons, Chairman and CEO of AXS-One commented “We’re pleased to be able to strengthen our balance sheet with this revised $2.5 million bank financing along with our recently-completed $5 million debt financing. These transactions provide us with additional flexibility to fund our operations and grow our business.”

Separately, the Company received notice from the American Stock Exchange (AMEX) that the Company is not in compliance with a second AMEX continued listing standard. On July 17, 2007, the AMEX notified the Company that shareholders’ equity as of December 31, 2006 was less than $4 million and losses from continuing operations and/or net losses were incurred in three of the four most recent fiscal years which is not in compliance with Section 1003(a)(ii) of the AMEX Company Guide. The recent notice is based on a review by the AMEX of AXS-One Inc.’s 10-Q filing for the quarter ended March 31, 2007. Previously, on October 6, 2006, the AMEX notified the Company that shareholders’ equity as of June 30, 2006 was less than $2 million and losses from continuing operations and/or net losses were incurred in two of the three most recent fiscal years which is not in compliance with Section 1003(a)(i) of the AMEX Company Guide.

The Company submitted a plan to the AMEX in November 2006 describing the actions it would take to come into compliance with the listing standards by April 6, 2008 and in January 2007 the AMEX accepted the Company’s plan. When this plan was filed, it was anticipated that the Company would not be in compliance with Section 1003(a)(ii) of the AMEX Company Guide, given that it expected to report an operating loss for 2006. Now that the results for 2006 have been reported, the AMEX has issued this formal notice of additional noncompliance, which was expected by the Company.

The Company’s current 18 month plan submitted to the AMEX , if achieved, will bring the Company into compliance with both Section 1003(a)(i) and 1003(a)(ii) by April 6, 2008. During the plan period, the Company must continue to provide the AMEX staff with updates regarding initiatives set forth in its plan of compliance. The Company will be subject to periodic review by the AMEX staff during the plan period. If the Company is not in compliance with the continued listing standards on April 6, 2008 or the Company does not make progress consistent with the plan during the plan period, then the AMEX may initiate immediate delisting proceedings.

About AXS-One Inc.

AXS-One (AMEX: AXO) is a leading provider of high performance Records Compliance Management solutions. The AXS-One Compliance Platform enables organizations to implement secure, scalable and enforceable policies that address records management for corporate governance, legal discovery and industry regulations such as SEC17a-4, NASD 3010, Sarbanes-Oxley, HIPAA, The Patriot Act and Gramm-Leach Bliley. AXS-One’s technology has been critically acclaimed as best of class and delivers digital archiving, business process management, electronic document delivery and integrated records disposition and discovery for e-mail, instant messaging, images, SAP and other corporate records. Founded in 1979, and headquartered in Rutherford, NJ, AXS-One has offices worldwide including in the United States, Australia, Singapore, United Kingdom and South Africa. For further information, visit the AXS-One website at http://www.axsone.com.

AXS-One, the AXS-One logo, “Access Tomorrow Today,” AXSPoint, and TransAXS are registered trademarks of, and AXS-One Compliance Platform, AXS-One Retention Manager, AXS-One Rapid-AXS, AXS-Link for Desktop, AXS-Link for SAP, AXS-Link for Lotus Notes, AXS-Link for Microsoft Exchange, “The Records Compliance Management Company”, e-Cellerator, AXS Desk, “AXS-One Collaboration FrameWorks,” SMART, AXS-Link and Tivity are trademarks of, AXS-One Inc., in the U.S. All other company and product names are trademarks or registered trademarks of their respective companies.

Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: our ability to return to profitability; our ability to grow license and service revenue; potential vulnerability to technological obsolescence; the risks that our current and future products may contain errors or defects that would be difficult and costly to detect and correct; potential difficulties in managing growth; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in AXO’s most recent Form 10-K and other Securities and Exchange Commission filings.

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